Press Release

CANWEST ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

CanWest Petroleum Corporation ("CanWest") announced today that it intends to issue shares of its common stock to investors in Canada on a flow-through basis (the "Flow-Through Shares"). Pricing of the private placement will follow marketing to investors and will be determined in the context of the market. It is expected that the total gross proceeds to CanWest will be Cdn.$25 million. The proceeds will be used to incur Canadian Exploration Expenses on resource delineation and other exploration work on Oilsands Quest Inc.'s permit lands in Saskatchewan. Oilsands Quest Inc. is a subsidiary of CanWest. Closing of the private placement is expected to occur early in July 2006.

The Flow-Through Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration.

This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

For further information, contact:

Jonathan Buick:
Toll Free:	877-748-0914, Office: 416-915-0915
Email:	jbuick@buickgroup.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.